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                                                                   Exhibit 99.01


[LOGO OF KNIGHT TRADING GROUP, INC.]

CONTACTS FOR KNIGHT
-------------------
Margaret Wyrwas
Senior Vice President, Corporate Communications & Investor Relations 201-557-6954 or mwyrwas@knight-sec.com

Kara Fitzsimmons
Manager, Corporate Communications
201-356-1523 or kara_fitzsimmons@knight-sec.com
                -------------------------------
Judy Pirro
Manager, Investor and Shareholder Relations
201-356-1548 or judy_pirro@knight-sec.com
                -------------------------

FOR IMMEDIATE RELEASE: December 18, 2001
----------------------



                 CHAIRMAN AND CHIEF EXECUTIVE OFFICER PASTERNAK
                       TO RETIRE FROM KNIGHT TRADING GROUP

                KNIGHT PRESIDENT & CHIEF OPERATING OFFICER HAJAS
                      NAMED INTERIM CHIEF EXECUTIVE OFFICER

                  KNIGHT DIRECTOR DOHERTY ELECTED NEW CHAIRMAN

               HEIDRICK & STRUGGLES RETAINED TO CONDUCT CEO SEARCH

JERSEY CITY, New Jersey (December 18, 2001) - Knight Trading Group, Inc. (Nasdaq: NITE) today announced that Chairman and Chief Executive Officer Kenneth
D. Pasternak will retire from his Chairman and CEO positions as of January 31, 2002. He will serve out his remaining term as a Director, which expires at Knight's annual meeting in May 2002, and he will continue to act in a consulting capacity until his contract expiration on July 8, 2002.

Peter S. Hajas has been named interim CEO, effective February 1, 2002, while the search for a permanent CEO is underway. Mr. Hajas has been responsible for the day-to-day operations of the Company since he was named President and Chief Operating Officer in July 2001. Before that, Mr. Hajas was the CEO of Knight Financial Products, Knight Trading Group's options market-making business, where he leveraged its trading platform to improve operations, manage risk and profitably grow market share. Mr. Hajas joined Knight in January 2000 upon completion of the Company's acquisition of Arbitrade Holdings LLC. Before joining Arbitrade, Mr. Hajas gained experience building companies and growing businesses overseas at Swiss Bank Corporation, where most recently he was Managing Director of Global Fixed Income and Derivatives.

Charles V. Doherty has been elected by Knight Trading Group's Board of Directors

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to serve as non-executive Chairman of the Board for Knight, effective February
1, 2002. Mr. Doherty is a veteran Board member of Knight Trading Group and former President and Chief Operating Officer of the Chicago Stock Exchange. He has served as a Director on Knight's Board since the Company's initial public offering in 1998. As Chairman, Mr. Doherty will oversee the search for a new Knight CEO, for which the Company has retained leading executive search firm Heidrick & Struggles International, Inc.

"We are grateful for Ken Pasternak's leadership and vision over the past six years," stated Mr. Doherty. "Since the Company's founding in 1995, Ken's ability to lead the firm and our employees has been a driving force in Knight's rapid ascent to market leadership. Over the past year, in an orderly effort to support the growth and complexity of the business, the Company has appointed new leaders and added significant depth of management at the subsidiary operating level while augmenting the leadership team with Peter Hajas at the parent level. The Board is confident in Peter's ability to lead Knight through this transition period, and the Company is well positioned for the next chapter in its growth cycle."

Mr. Pasternak has decided to retire to explore elective and appointive opportunities for public service.

"I have spent my entire career working within the framework of the capital markets," Mr. Pasternak said. "I have enjoyed helping build this company, and have had the pleasure of forging relationships with our employees, clients and many friends in the financial services community. Like many in this close-knit community, I have also felt the pain of losing some of those friends on September 11. Over the past several years, I have devoted increasing amounts of time, resources and energy to help improve the communities where I grew up, and where I live and work. With Knight's key operational management in place and our strong balance sheet, the Company is poised for the future. The time is right for me to step down. Now I look forward to devoting all my energy to public service. I enjoyed good fortune and success during my career on Wall Street. I intend to work just as hard to ensure the same result in public service."

Knight is the liquidity center that offers superior execution services to its broker-dealer and institutional clients in over-the-counter (OTC) and listed equity securities, and in equity options. In so doing, Knight helps its clients meet their fiduciary obligation of obtaining best execution for the securities orders that they route on behalf of their customers. Knight also maintains an asset management business for institutional investors and high net worth individuals through Deephaven Capital Management LLC.

Knight has the power to commit capital for market orders and also maintains one of the largest limit order books in the OTC market. The Company has approximately 1,300 employees worldwide and is one of the largest destinations for stock orders placed via the Internet. Knight traded 112 billion shares in the year 2000, a volume behind only those posted by Nasdaq and the New York Stock Exchange (NYSE). Ultimately, Knight plans to enable its clients to trade all types of equity securities and options at any time, from anywhere in the world. More information about Knight can be obtained at www.knighttradinggroup.com.

The matters described herein contain forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private

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Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the Company's control, which could cause actual results to differ materially from historical results, performance or other expectations and from any opinions or statements expressed with respect to future periods. These factors include, but are not limited to, the Company's ability to implement its growth strategies, economic, political and market conditions and fluctuations, government and industry regulation, interest rate risk, intellectual property rights, and other factors detailed in the Company's registration statement and periodic reports filed with the Securities and Exchange Commission.

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